AMENDED AND RESTATED

PRINCIPAL UNDERWRITING AGREEMENT

Between

THE OHIO NATIONAL LIFE INSURANCE COMPANY

And

OHIO NATIONAL EQUITIES, INC.

THIS PRINCIPAL UNDERWRITING AGREEMENT (the “Agreement”) is made and entered this 7th day of July, 2014, between The Ohio National Life Insurance Company (“ONLIC”), an Ohio corporation, and Ohio National Equities, Inc. (“ONEQ”), an Ohio corporation, supersedes and replaces the Principal Underwriting Agreement entered into by ONLIC and ONEQ on January 27, 2011 and all subsequent amendments thereof.

WHEREAS, ONLIC desires to appoint ONEQ as the exclusive principal underwriter and distributor for variable annuities, fixed annuities, and whole life insurance policies issued by ONLIC; and

WHEREAS, ONEQ desires to make available to ONLIC and ONLIC desires to obtain from ONEQ certain underwriting and distribution services for the sale of the Contracts;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the parties hereto agree as follows:

1.	REPRESENTATIONS AND WARRANTIES

(a)	ONLIC and ONEQ each represents to the other that it and the below signed officers have full power and authority to enter into this Agreement.

(b)	ONLIC represents, warrants, and covenants that the variable annuity contracts issued by ONLIC have been registered as securities under the Securities Act of 1933, as amended, (the “1933 Act”) and with assets held in those of ONLIC’s separate accounts that have been registered under the Investment Company Act of 1940, as amended, (“the 1940 Act”). ONLIC further represents that it will take all actions and do all things necessary to secure and maintain the registrations and approvals of the contracts and investment companies in connection therewith by all federal and state regulatory bodies having jurisdiction.

ONLIC represents, warrants, and covenants that the prospectus included in an Account’s Registration Statement for each Contract, post-effective amendments thereto and any supplements thereto, as filed or to be filed with the Securities and Exchange Commission (“SEC”), as of their effective dates, contain or will contain, all statements and information which are required to be stated therein by the Securities Act of 1933 (“the 1933 Act”) and in all respects conform or will conform to the requirements thereof. Neither any prospectus, nor any supplement thereof, includes or will include, any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, provided, however, that the foregoing representations shall not apply to information contained in or omitted from any prospectus or supplement in reliance upon, and in conformity with, written information furnished to ONLIC by ONEQ specifically for use in the preparation thereof. The foregoing representation also shall not apply to information contained in or omitted from any prospectus or supplement of any underlying mutual fund.

(c)	ONEQ represents, warrants, and covenants that it is duly registered as a broker-dealer with the SEC under the Securities and Exchange Act of 1934 (“the 1934 Act”), and is member in good standing with Financial Industry Regulatory Authority (“FINRA”) and, to the extent necessary to offer the Contracts, shall be duly registered or otherwise qualified under the securities laws and insurance laws of any state or other jurisdiction.

2.	COMPLIANCE WITH LAWS

ONLIC and ONEQ each agree to abide by all applicable state and federal laws and regulations, including those of FINRA or other SROs. To the extent required by law, both parties agree to maintain books and records reflecting all expenses and liabilities incurred related to its business, including any and all expenses incurred pursuant to this Agreement.

3.	APPOINTMENT OF DISTRIBUTORS

ONEQ is hereby authorized to enter into distribution agreements with other broker-dealers (the “Distributors”) which shall promise to use their best efforts to offer, sell, and distribute Contracts through their respective registered representatives. ONEQ shall be responsible for ensuring that the Distributors are duly registered members of FINRA and the registered representative offering the Contracts are licensed insurance agents of ONLIC who obtained all necessary licenses to sell Contracts under the insurance laws of the applicable jurisdiction. At all times, ONLIC shall retain the right to appoint and discharge any insurance agents of ONLIC.

The distribution agreements shall provide that each of the Distributors shall maintain full responsibility for the training, supervision, and control of its registered representatives and that each of the Distributors shall be responsible for assuring that all sales of the Contracts made by its registered representatives are suitable for the purchaser based on relevant financial information furnished by the purchaser to the Distributor or its registered representative.

The distribution agreements shall prohibit the Distributors or any registered representative thereof to make any representations concerning the Contracts other than those contained in the then-current prospectus or statement of additional information (if registered as a security under 1933 Act) or in supplemental literature approved by ONLIC. All purchase payments shall be promptly forwarded by the Distributor to ONLIC except to the extent that ONLIC agree in writing to permit the Distributor to forward purchase payments net of dealer concessions which later amounts would then be subtracted from the compensation to ONEQ. For the purpose of this Agreement, “Contracts” shall mean the variable annuities, fixed annuities and whole life insurance policies issued by ONLIC.

4.	CHARGES AND PAYMENTS

ONLIC shall pay ONEQ for all expenses, direct and indirect, incurred as a result of providing underwriting and distribution services pursuant to this Agreement. Such compensation shall include the following and any other administrative fees or additional compensation, subject to review by ONLIC:

(a)	Printing Costs. ONEQ agrees to reimburse ONLIC for the reasonable costs of printing confirmations, quarterly and annual statements, and reasonable quantities of prospectuses and supplemental sales literature with respect to the Contracts, if applicable, with respect to the Contracts for the first year following the issuance of the Contracts. ONLIC shall be directly responsible for these costs with respect to the Contracts beginning the second year after the issuance of the Contracts.

(b)	Commissions and Dealer Concession. Commissions and Dealer Concession payable in connection with the sale of Contracts shall be paid according to the then current Compensation Schedule(s), or as they may be amended from time to time and in effect at the time the payments are received by ONEQ. ONLIC reserves the right to revise the Compensation Schedule(s) at any time with a prior notice to ONEQ. At any time during the term of this Agreement, ONLIC shall promptly furnish the current Compensation Schedule(s) to ONEQ upon request. A current list is attached hereto as a Supplement to this Agreement.

For variable product sales through The O.N. Equity Sales Company (“ONESCO”), an affiliate of both ONLIC and ONEQ, ONLIC agrees to pay to ONEQ the commission the ONESCO pays its registered representatives, (as those amounts are reflected in contracts between ONESCO, ONLIC, and the registered representatives, as those amounts may be amended from time to time) plus product specific fees.

If ONLIC is required to refund premiums or return accumulation values and waive surrender charges on any Contract for any reason, then no commission will be payable on such payments, and previous paid commissions, to the extent they are refunded by ONLIC, must be refunded by ONEQ. Furthermore, any Commissions and Dealer Concession must be returned to ONLIC if the Contract is tendered for redemption during the “free look period” of the Contract.

FOR LIFE INSURANCE CONTRACTS ONLY: All life insurance products issued by ONLIC shall have commission rate that is consistent with the SEC Guideline Premiums (“SECGP”). The Compensation Schedule(s) applicable for life insurance products shall be displayed in terms of Maximum Commissionable Premium (“MCP”). Any amount in access of MCP shall be paid at the applicable renewal commission rate.

(c)	Appointment and Renewal Fees. ONLIC shall apply for the proper insurance licenses in the appropriate states or jurisdictions for the designed persons associated with ONEQ or with representatives of Distributor which have entered into agreements with ONEQ for the sale of the Contracts. ONEQ agrees to reimburse any and all costs incurred by ONLIC for such appointment and renewal fees. ONLIC may offset such fees against payment due pursuant to this Agreement.

(d)	Marketing Allowance. ONEQ may enter into agreements with Distributors to provide for asset-based marketing allowance and sales-based marketing allowance for the sale of Contracts. ONEQ shall maintain a current list of all Distributors eligible to receive such allowance and furnish a copy, and any updates thereto, to ONLIC. A current list is attached hereto as a Supplement to this Agreement. ONLIC agrees to make direct payments for sales-based marketing allowance to Distributors and reimburse ONEQ for asset-based marketing allowance as set forth in agreements between ONEQ and Distributors.

(e)	Other Miscellaneous Charges. ONLIC shall reimburse ONEQ for various administrative and other miscellaneous charges incurred by ONEQ during the performance of this Agreement. Such miscellaneous charges include, but are not limited to, wholesaler travel expenses, advertising and other filing expenses. Notwithstanding the foregoing, all such charges are subject to review by ONLIC.

5. ACCOUNT STATEMENTS

(a)	Account Statements. ONEQ shall provide interim and final monthly account analysis to show all reasonable and equitable charges incurred as a result of providing underwriting and distribution services pursuant to this Agreement. ONLIC reserves the right to request clarifying documents to support the monthly account analysis, including itemized charge details.

(b)	Payments. As may be agreed by the parties, for purely ministerial reasons, ONLIC may discharge its obligations under this section by making payments of such expenses to third parties on behalf of ONEQ in accordance with applicable law. ONEQ shall credit the full amounts of such payments to third parties by ONLIC against any amounts otherwise due and owing under this section. Unless otherwise agreed to by the parties, ONLIC shall make payment to ONEQ within thirty (30) days of the receipt and approval of the finalized monthly account analysis.

6.	BOOKS AND RECORDS; AUDITS

(a)	Books and Records. ONEQ shall be responsible for maintaining full and accurate books, records and accounts of all charges incurred pursuant to this Agreement in accordance with all applicable laws and regulations. Notwithstanding the foregoing, ONEQ may request ONLIC to maintain books and records required by any regulator to be maintained by ONEQ on its behalf. All such books and records shall remain the property of ONEQ and shall be subject to inspection by any regulator having jurisdiction or by FINRA.

(b)	Audits. ONLIC and its authorized representatives shall have the right to audit, to examine, and to make copies of or extracts from all financial and related records relating to or pertaining to this Agreement. Unless otherwise agreed to by the parties, ONLIC shall not request more than one audit during any contract year.

7.	INDEMNIFICATION

(a)	ONLIC agrees to indemnify and hold harmless ONEQ, its directors, officers and affiliated persons against any losses, claims, damages, liabilities, and expenses (including the cost of any legal fees incurred in connection therewith) which ONEQ, its directors officers or affiliated persons may incur under any statute or regulation of the United States or any state, district or territory thereof, or at common law or otherwise, arising out of or based upon (a) any untrue statement or alleged untrue statement of a material fact contained in any registration statement for the Contracts or any supplemental literature authorized by ONLIC for use in connection therewith, or (b) any omission or alleged omission to state a material fact required to be stated in a registration statement or supplemental literature necessary to make the statements therein not misleading, provided, however, that insofar as losses, claims, damages, liabilities or expenses arise out of or are based upon any such untrue statement or omission (or alleged untrue statement or omission) made in reliance upon and in conformity with information furnished to ONLIC by ONEQ for use in a registration statement or supplemental literature, the indemnification does not apply. In no case shall ONLIC indemnify ONEQ or any of its directors, officers or affiliated persons as to any amounts incurred for any liability arising out of or based upon any action for which ONEQ, its directors, officers or affiliated persons would otherwise be subject by reason of willful misconduct, bad faith, or gross negligence in the performance of its or their duties or by reason of the reckless disregard of its or their obligations and duties under this Agreement.

(b)	ONEQ agrees to indemnify and hold harmless ONLIC, is directors, officers and employees against any losses, claims, damages, liabilities, and expenses (including the cost of any legal fees incurred in connection therewith) which ONLIC, its directors, officers or employees may incur under any statute or regulation of the United States or any state, district or territory thereof, or at common law or otherwise arising out of the acquisition of the contracts by any person which (a) may be based upon any wrongful act by ONEQ or any of its directors, officers or affiliated persons, or (b) may be based upon any untrue statement or alleged untrue statement of material fact contained in a registration statement or supplemental literature, or any omission or alleged omission to state a material fact required to be stated therein as necessary to make the facts therein not misleading, provided, however, that insofar as losses, claims, damages, liabilities, or expenses arise out of or are based upon any such untrue statement or omission (or alleged untrue statement or omission) made in reliance upon information furnished or confirmed in writing by ONLIC to ONEQ, the indemnification does not apply.

8.	NOTICES

Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage prepaid to the other party at such addresses as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the parties for this purpose shall be One Financial Way, Cincinnati, OH 45242.

9.	CONFIDENTIALITY

ONLIC and ONEQ agree to preserve the confidentiality of any and all materials and information furnished by either party in connection with this Agreement. This Section shall not apply to any information which is: (i) independently developed by the receiving party, provided the receiving party can satisfactorily demonstrate such independent development with appropriate documentation; (ii) known to the receiving party prior to disclosure by the disclosing party; (iii) lawfully disclosed to the receiving party by a third party not under a separate duty of confidentiality with respect thereto to the disclosing party; or (iv) otherwise publicly available through no fault or breach by the receiving party.

ONLIC and ONEQ further agree that all Nonpublic Personal Information obtained in the performance of duties and obligations under this Agreement will not be used for any other purpose except to perform duties set forth under this Agreement. Such information shall not be disclosed to any third party without the express written consent of the affected individual or as may be required by law. ONLIC and ONEQ shall establish procedures to protect the security and confidentiality of such information. “Nonpublic Personal Information” shall mean any information about individual, including financial and health information, that is not publicly available.

10.	TERMS

This agreement shall continue in effect indefinitely, and may be terminated by either party upon 60 days’ written notice to the other party. Upon termination of this Agreement, all obligations of the parties shall cease, except for the provisions of Sections 1, 4, 6, 7, 9, 11, 12, and 13.

11.	SETTLEMENT ON TERMINATION

No later than sixty (60) days after the effective date of termination of this Agreement, or as otherwise agreed to in writing by both parties, ONEQ shall deliver to ONLIC detailed written statements for all charges incurred and not included in any previous statements to the effective date of termination. The amounts owed or to be refunded hereunder shall be due and payable within thirty (30) days after receipt of such statements, unless ONEQ provides notice that such amount is disputed.

12.	CHOICE OF LAW

This Agreement shall be construed in accordance with the laws (without regard, however, to conflicts of law principles) of the State of Ohio.

13.	SEVERABILITY

Should any provision of this Agreement be held unenforceable, those provisions not affected by the determination of unenforceability shall remain in full force and effect.

14.	NON-WAIVER

The failure of ONEQ or ONLIC to insist on strict compliance with this Agreement, or to exercise any right or remedy under this Agreement, shall not constitute a waiver of any rights.

15.	ENTIRE AGREEMENT

This Agreement, together with any compensation schedules, as may from time to time revised by ONLIC in accordance with Section 4, constitutes the entire agreement between the parties with respect to the subject matter hereof.

16.	AMENDMENT

This Agreement may be amended only by mutual consent in writing signed by both parties.

17.	SECTION HEADINGS

Section headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Signatures appear on the following page.

IN WITNESS WHEREOF, the parties hereto have delivered and executed this Agreement to be effective as of the date first above written.

THE OHIO NATIONAL LIFE INSURANCE COMPANY

BY:	Thomas A. Bareﬁeld

Title:	Vice Chairman

OHIO NATIONAL EQUITIES, INC.

BY:	Barbara A. Turner

Title:	Vice President Operations